CSMC06-2G4AR2 -- 4A5

CREDIT SUISSE FIRST BOSTON

Balance	$1,500,000.00	Delay	24	WAC	6.06000	WAM	356
Coupon	5.50000	Dated	02/01/2006	NET	5.75000	WALA	4
Settle	02/28/2006	First Payment	03/25/2006	Contrib Wac	6.06000

Price	1	2	3	4	5	6	7	8
	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield
96-00.00	5.849	5.878	5.930	6.027	6.193	6.580	7.023	7.287
96-08.00	5.829	5.856	5.904	5.995	6.149	6.510	6.921	7.166
96-16.00	5.809	5.834	5.878	5.962	6.105	6.439	6.820	7.047
96-24.00	5.789	5.812	5.853	5.930	6.061	6.368	6.719	6.927
97-00.00	5.769	5.790	5.828	5.898	6.018	6.298	6.618	6.808
97-08.00	5.750	5.769	5.803	5.866	5.975	6.228	6.517	6.689
97-16.00	5.730	5.747	5.777	5.835	5.931	6.158	6.417	6.571
97-24.00	5.710	5.726	5.752	5.803	5.888	6.089	6.317	6.453
98-00.00	5.691	5.704	5.727	5.771	5.846	6.020	6.218	6.336
Spread @ Center Price	106	113	122	135	152	183	214	231
WAL	24.76	20.42	15.73	11.10	7.44	4.23	2.85	2.38
Mod Durn	13.02	11.83	10.16	8.03	5.92	3.66	2.55	2.16
Principal Window	Jul29 -May32	Sep24 -Aug28	Jan20 -Jan24	Aug15 -Mar19	Feb13 -Feb14	Mar10 -Jul10	Nov08 -Jan09	Jun08 -Jul08
LIBOR_1MO	4.53	4.53	4.53	4.53	4.53	4.53	4.53	4.53
Prepay	100 PSA	150 PSA	200 PSA	250 PSA	300 PSA	500 PSA	800 PSA	1000 PSA

Treasury Mat	6MO	2YR	3YR	5YR	10YR	30YR
Yld	4.581	4.515	4.478	4.463	4.537	4.710

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The issuer's current effective registration statement may be found at http://www.sec.gov/Archives/edgar/data/1011663/000119312505178099/0001193125-05-178099-index.htm. Additional material information to your decision may also be found at http://www.sec.gov/Archives/edgar/data/1011663/000091412105002094/0000914121-05-002094-index.htm.